Execution Version
AMENDMENT AGREEMENT
TMX
Intending to be bound, the Parties do hereby enter into this Amendment Agreement (“Agreement”) between Carso Global Telecom, S.A.B. de C.V., a Mexican corporation sociedad anónima bursátil, formerly called, Carso Global Telecom, S.A. de C.V. (“Carso Telecom”), AT&T International, Inc., formerly called SBC International, Inc. (“ATTI”), a Delaware corporation, Banco Inbursa, S.A. Institución de Banca Múltiple, Grupo Financiero Inbursa, División Fiduciaria acting as trustee under Trust F/1045 (collectively, the “Parties”).
RECITALS
     A. On December 20, 2000 Carso Telecom and SBC International, Inc. entered into an agreement, as amended from time to time (the “Joint Venture Agreement”) to govern their relationship as participants in a trust (the “Trust”) through which they originally held Teléfonos de México, S.A. de C.V.’s (“Telmex”) capital stock in the form of “AA” Shares (the “AA Shares”) and to ensure voting control of Telmex.
     B. On July 20, 2006 SBC International, Inc. changed its corporate name to AT&T International, Inc., being the same legal entity.
     C. On December 2006, Carso Global Telecom, S.A. de C.V. changed its corporate name to Carso Global Telecom, S.A.B. de C.V. being the same legal entity.
     D. The Parties hereto desire to amend the Joint Venture Agreement to limit the scope of the right of first offer set forth in Section 4 of the Joint Venture Agreement.
     NOW THEREFORE, the parties to the Joint Venture Agreement do hereby agree to amend the Joint Venture Agreement as follows:
1.	Capitalized Terms
     Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Joint Venture Agreement.

2.	Amendment to Section 4. Paragraphs C, D and E.
     Section 4, paragraphs C, D and E of the Joint Venture Agreement are hereby deleted in their entirety and replaced with the following:
“4.	Transfers of Shares...
C. Save for transfers permitted under paragraphs A and B, the Parties grant each other the following right of first offer:
a.	if ATTI desires to sell or otherwise dispose of any of its “AA” Shares it shall give Carso Telecom a right of first offer for the purchase of any such “AA” Shares, in the terms described below.

b.	If Carso Telecom desires to sell or otherwise dispose of any of its “AA” Shares it shall give ATTI a right of first offer for the purchase of a number of “AA” Shares up to an amount that is equal to the number of “AA” Shares that ATTI holds as of the date of the Transfer Notice (as defined below) in the terms described below.

For the avoidance of doubt, the Parties hereto expressly acknowledge and agree that if ATTI exercises its right of first offer, it will be able to double the amount of “AA” Shares that it holds as of the date of the Transfer Notice (as defined below) and that all of Carso Telecom’s remaining “AA” Shares which exceed the number of “AA” Shares that ATTI holds as of that date are not subject to any first offer right or other limitation and thus are freely transferable.
If any of the Parties desire to sell or otherwise dispose of its “AA” Shares (“Seller”), the Seller shall give notice to the other Shareholder in writing (“Transfer Notice”) of such desire together with details of the purchase price and other material terms requested by the Seller. A Transfer Notice shall, except as hereinafter provided, be irrevocable. A Transfer Notice shall be limited to the “AA” Shares subject to the right of first offer described in paragraphs a and b above, as the case may be.”
     D. On receipt of the Transfer Notice, the other Shareholder (“Continuing Shareholder”) shall have the right to purchase, in aggregate, all (but not some only) of the Seller’s “AA” shares that are subject to the right of first offer and being sold at the purchase price specified in the Transfer Notice. If ATTI is prohibited by Mexican Law from purchasing all of the Seller’s “AA” shares that are subject to the right of first offer ATTI shall have the right to purchase Seller’s AA Shares through a third party, trust or other entity legally allowed to hold “AA” shares.
     E. The Transfer Notice will invite the Continuing Shareholder to give written notice (“Acceptance Notice”) to the Seller within thirty (30) days (for the purposes of this Agreement the term “days” shall mean calendar days) of receipt of the transfer notice (“Acceptance Period”) whether it is willing to purchase all of the Seller’s AA Shares subject to the right of first offer. For the avoidance of doubt, the Acceptance Notices from the Continuing Shareholder must account for the purchase and sale of all of the Seller’s “AA” shares subject to the right of first offer and being sold.
3.	Survival.
     Except as specifically amended hereby, the Joint Venture Agreement shall remain in full force and effect.
Executed this 28th day of February, 2011 by the undersigned authorized officers of the Parties.

CARSO GLOBAL TELECOM, S.A.B. DE C.V.			AT&T INTERNATIONAL, INC.

By:	/s/ Alejandro Cantu		By:	/s/ Rayford Wilkins Jr.
	Name:	Alejandro Cantu		Name:	Rayford Wilkins Jr.
	Title:	Apoderado		Title:	President, AT&T International

BANCO INBURSA, S.A. INSTITUCIÓN DE BANCA MÚLTIPLE GRUPO FINANCIERO INBURSA, DIVISIÓN FIDUCIARIA ACTING AS TRUSTEE UNDER TRUST F/1045
By:	/s/ Jose Alejandro Morales Sotarriba
	Name:	Jose Alejandro Morales Sotarriba
	Title:	Trust Delegate